UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

_________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):                    April 3, 2017

Coach, Inc.
(Exact name of registrant as specified in its charter)

Maryland	1-16153	52-2242751
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10 Hudson Yards, New York, NY 10001
(Address of principal executive offices) (Zip Code)

(212) 594-1850
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 6, 2017, Coach, Inc. (“Coach” or the “Company”) announced that its Board of Directors (the “Board”) appointed Joshua Schulman, age 45, President & Chief Executive Officer of the Coach brand of the Company, effective June 5, 2017 (the “Effective Date”), reporting directly to Victor Luis, Chief Executive Officer of the Company.  Mr. Schulman joins Coach from Neiman Marcus Group, where he has served as President, Bergdorf Goodman and NMG International since October 2014, having first become President of Bergdorf Goodman in May 2012. From 2007 until February 2012, Mr. Schulman was Chief Executive Officer of Jimmy Choo, Ltd. Prior to Jimmy Choo, Mr. Schulman served in senior executive roles at global retail and luxury brands including, Managing Director, International Strategic Alliances, Gap, Inc., Executive Vice President, Worldwide Merchandising and Wholesale, Yves Saint Laurent, as well as Worldwide Director, Women’s Ready-to-Wear, Gucci.

Under the terms of his offer letter (the “Offer Letter”), Mr. Schulman will receive an initial base salary of $950,000 per year, with a target bonus opportunity pursuant to Coach’s Performance-Based Annual Incentive Plan equal to 100% of his base salary actually paid during each fiscal year (with payment ranging from 0 – 200% of target subject to performance). The actual amount of this bonus will be based on Coach’s attaining pre-set financial or other operating criteria determined by Coach’s Board of Directors in accordance with the terms of the Performance-Based Annual Incentive Plan. All performance-based compensation paid to Mr. Schulman is subject to Coach’s incentive repayment policy applicable in the event of a material restatement of the Company’s financial results.

Mr. Schulman will receive an annual equity grant target of $2,000,000 for fiscal year 2018, to be granted in a fixed proportion of different equity vehicles as determined by the Board and normally granted in August, which may include performance restricted stock units, stock options and restricted stock units (“RSUs”).

Mr. Schulman will receive a one-time, sign-on cash bonus of $500,000, 50% of which will be payable within six weeks of his start date and 50% of which will be payable on his six-month anniversary.  He will also receive a sign on grant of RSUs and stock options with a value of $2,000,000. These RSUs will be eligible to vest, and convert into shares of Coach common stock and these stock options will become exercisable, in equal installments on the first, second, third and fourth anniversary of the grant date.

There are no family relationships between Mr. Schulman and any director or executive officer of the Company and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

The foregoing does not constitute a complete summary of the terms of the Offer Letter, which will be filed as an exhibit to Coach’s next quarterly report on Form 10-Q.

On April 6, 2017, the Company announced that Ian Bickley, 53, the President, International Group for the Coach brand was named President, Global Business Development and Strategic Alliances for Coach, Inc., effective July 2, 2017.

Since joining the Company in 1993, Mr. Bickley has held international roles of increasing responsibility and seniority, most recently as the Company’s President, International Group since August 2013. There are no family relationships between Mr. Bickley and any director or executive officer of the Company and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

On April 3, 2017, Andre Cohen, the President, North America and Global Marketing for the Coach brand, notified the Company that he will be resigning from the Company. Mr. Cohen’s last day with the Company will be July 1, 2017.

On April 6, 2017, the Company issued press releases concerning the appointment of Mr. Schulman and the resignation of Mr. Cohen, and the appointment of Mr. Bickley to his new position.  Copies of the press releases are attached as Exhibits 99.1 and 99.2 to this Current Report on Form 8-K and are incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)  Exhibits.  The following exhibits are being furnished herewith:

99.1	Text of Press Release, dated April 6, 2017
99.2	Text of Press Release, dated April 6, 2017

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 6, 2017

COACH, INC.

	By:	/s/ Todd Kahn
Todd Kahn
President, Chief Administrative Officer &
Secretary

EXHIBIT INDEX

99.1	Text of Press Release, dated April 6, 2017
99.2	Text of Press Release, dated April 6, 2017